Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
By and Among
SUPERIOR ENERGY SERVICES, INC.,
SPN ACQUISITION SUB, INC.
And
WARRIOR ENERGY SERVICES CORPORATION
Dated as of September 22, 2006

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”), dated as of September 22, 2006, is by and among Superior Energy Services, Inc., a Delaware corporation (“Parent”), SPN Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Warrior Energy Services Corporation, a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company, and Parent, as the sole stockholder of Merger Sub, have determined that it is in the best interests of each corporation and their respective stockholders for the Company to merge with and into Merger Sub upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);
     WHEREAS, the parties intend that the Merger will qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended, and that this Agreement constitute a plan of reorganization; and
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants, and agreements in connection with the Merger.
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement, capitalized terms shall have the meanings set forth in this Article 1.
     an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
     “Acquisition Proposal” is defined in Section 9.2(a).
     “Agreement” is defined in the first paragraph hereof.
     “Applicable Period” is defined in Section 9.2(a).
     “Business Employee” means an individual who is employed by the Company as of the Effective Time and who becomes an employee of Parent or a Subsidiary of Parent immediately following the Effective Time.
     “Cash Consideration” means the aggregate amount payable pursuant to Section 3.1(b)(i).

     “Capital Budget” is defined in Section 5.1(a)(vii).
     “Certificate of Merger” is defined in Section 2.2.
     “Certificates” is defined in Section 3.2(a).
     “Claim” means any complaint, notice, claim, demand, action, suit or investigation or any judicial, administrative or arbitral proceeding.
     “Closing” is defined in Section 2.7.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” is defined in the first paragraph hereof.
     “Company Balance Sheet” means the most recent balance sheet of the Company included in the Company Financial Statements.
     “Company Balance Sheet Date” means June 30, 2006.
     “Company Benefit Plan” means (a) any employee welfare benefit plan or employee pension benefit plan as defined in Sections 3(1) and 3(2) of ERISA, respectively and (b) any other plan, fund, program, arrangement or agreement (including any employment agreement), whether or not in writing, to provide deferred compensation, incentive, bonus, stock option, stock purchase, stock award, golden parachute, severance, dependent care, flexible benefit, cafeteria, employee assistance, scholarship, retention incentive, noncompetition, consulting, confidentiality, vacation, fringe or other benefits maintained by, participated in, or contributed to by the Employer at any time during the three-year period ending on the date of this Agreement, or with respect to which the Employer may have any liability.
     “Company Breach” is defined in Section 8.1(d).
     “Company Charter Documents” means the Restated Certificate of Incorporation and the Bylaws of the Company, each as amended through the date hereof.
     “Company Class A Option Value” means, with respect to any Company Class A Stock Option, an amount per share of Company Stock subject to such Company Class A Stock Option equal to the greater of: (a) $14.50; and (b)(i) the product of the Parent Common Stock Closing FMV and 0.452, plus (ii) $14.50, less (iii) the exercise price per share of such Company Stock Option.
     “Company Class B Option Value” means, with respect to any Company Class B Stock Option, an amount per share of Company Stock subject to such Company Class B Stock Option equal to (a) the product of the Parent Common Stock Closing FMV and 0.452, plus (b) $14.50, less (c) the exercise price per share of such Company Stock Option.
     “Company Class A Stock Option” means each option to acquire Company Shares outstanding or in effect as of the Effective Time, excluding the Company Class B Options.

     “Company Class B Stock Option” means each option to acquire Company Shares outstanding or in effect as of the Effective Time with an exercise price, as adjusted through the date hereof, in excess of $7.50.
     “Company Disclosure Schedule” means the disclosure schedules of the Company attached hereto as Schedule I.
     “Company Financial Statements” is defined in Section 4.1(g).
     “Company Indemnified Parties” is defined in Section 6.4.
     “Company Leased Properties” is defined in Section 4.1(u)(ii).
     “Company Owned Properties” is defined in Section 4.1(u)(i).
     “Company Representatives” is defined in Section 9.2(a).
     “Company Restricted Stock Units” means all restricted stock units representing the right to acquire Company Shares outstanding or in effect as of the Effective Time.
     “Company SEC Documents” means all forms and other documents (including all amendments thereto and all exhibits and other information incorporated therein) filed or required to be filed by the Company with the SEC since January 1, 2004, including, without limitation, (a) the Registration Statement on Form S-1 (Registration No. 333-131781) filed by the Company with the SEC on February 13, 2006, as amended, (b) its Annual Report on Form 10-K for the year ended December 31, 2005, (c) its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 31, 2006, and (d) all proxy and information statements relating to meetings of, or action by, the Company’s stockholders held or taken since January 1, 2004.
     “Company Shares” means the issued and outstanding shares of common stock, $0.0005 par value per share, of the Company.
     “Company Stockholder Approval” is defined in Section 4.1(l)(iv).
     “Company Stock Options” means the Company Class A Stock Options and the Company Class B Stock Options.
     “Company Stock Plan” means any stock option, stock bonus, stock award or stock purchase plan, program or arrangement of the Company or any of its predecessors.
     “Confidentiality Agreement” means that certain Confidentiality and Standstill Agreement between the Company and Parent dated July 31, 2006.
     “DGCL” means the Delaware General Corporation Law.
     “Dissenting Shares” is defined in Section 3.1(d).
     “Dissenting Stockholders” is defined in Section 3.1(d).

     “Effective Time” is defined in Section 2.2.
     “Employer” means the Company and any member of a controlled group or affiliated service group, as defined in Sections 414(b), (c), (m) and (o) of the Code, or Section 4001 of ERISA, of which the Company is a member.
     “Environmental Claim” means any Claim by any Person to, against or involving the Company asserting liability or potential liability (including without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (a) the use, presence, disposal, discharge, emission, release or threatened release of any Hazardous Materials at any location, (b) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (c) otherwise relating to obligations or liabilities of the Company under any Environmental Law or in connection with Hazardous Materials.
     “Environmental Permits” means all Permits required under Environmental Laws for the Company to own its properties and conduct its operations as presently conducted.
     “Environmental Laws” means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to pollution, protection of the environment or the use, storage, treatment or disposal of Hazardous Materials.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Agent” is defined in Section 3.2(a).
     “Exchange Fund” is defined in Section 3.2(a).
     “GAAP” means accounting principles generally accepted in the United States.
     “GE Loans” means the Second Amended and Restated Credit Agreement, dated as of December 16, 2005, among Black Warrior Wireline Corp., as Borrower, the other credit parties from time to time signatory thereto, as credit parties, the lenders signatory thereto from time to time, as Lenders, and General Electric Capital Corporation, as Administrative Agent, Agent and Lender, and GE Capital Markets, Inc., as Lead Arranger (as amended through the date hereof).
     “Governmental Entity” means any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities.
     “Hazardous Materials” means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants, radioactive materials and all other materials and substances regulated pursuant to any Environmental Laws.

     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Intellectual Property” means any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs.
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” with respect to (a) the Company means the knowledge of the officers of the Company listed in Schedule II hereto, after reasonable inquiry and (b) Parent and Merger Sub means the knowledge of the officers of Parent listed in Schedule III hereto, after reasonable inquiry.
     “Leases” means any executory lease having future rental payments of more than $250,000 in the aggregate.
     “Lien” means any lien, mortgage, pledge, security interest, charge, Claim or other encumbrance of any kind or nature.
     “Material Adverse Effect” or “Material Adverse Change” means, when used in connection with any Person, any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the condition (financial or otherwise), business, properties, assets or results of operations of that Person and its Subsidiaries, taken as a whole; provided that, in no event shall any of the following be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect with respect to a Person:
     (i) the performance of obligations under this Agreement in accordance herewith;
     (ii) changes in applicable law, rule or regulation or the application thereof;
     (iii) changes affecting the economy or the oilfield services industry generally;
     (iv) changes in the market price of oil or natural gas or the number of active drilling rigs operating;
     (v) changes in the market price of the Company Shares or the Parent Common Stock; or
     (vi) the public announcement or pending nature of the Merger.
     “Material Contract” means any contract, lease, indenture, agreement, arrangement or understanding to which the Company is a party or subject or by which the Company or any of its assets are bound that is currently in effect and (a) is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to the rules and regulations of the SEC if such registration statement were filed by the Company, (b) provides for future payments by or to the Company in excess of $500,000 in the aggregate (excluding master service agreements and other similar agreements) and that (i) is not terminable upon 30 days’ notice or involve commitments of six months or longer (excluding Leases) and (ii) even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations, (c) grants a right of first refusal or first negotiation or other preferential right to a third Person, (d) contains covenants limiting the freedom of the Company to engage in any line of business or compete with any Person or operate at any location, (e) requires payment of more than $50,000 to any officer, director or employee of the Company, (f) involves the acquisition, disposition, sale or lease of any material property or asset of the Company, (g) pertains to any joint venture agreement or partnership with regard to the assets of the Company, (h) provides any environmental indemnity or other similar right related to the business or operations of the Company (excluding master service agreements and other similar agreements), (i) secures or guarantees the payment of an obligation of another Person or (j) provides for the deferred payment of any purchase price, including any “earn-out” or other contingent payment arrangement.
     “Merger” is defined in the recitals hereof.
     “Merger Consideration” is defined in Section 3.1(b).
     “Merger Sub” is defined in the first paragraph hereof.
     “Nasdaq” means the Nasdaq Stock Market.
     “Notice of Superior Proposal” is defined in Section 9.2(b).
     “NYSE” means the New York Stock Exchange.
     “Parent” is defined in the first paragraph hereof.
     “Parent Charter Documents” means the Certificate of Incorporation and Bylaws of Parent, each as amended through the date hereof.
     “Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.
     “Parent Common Stock Closing FMV” means the average of the closing sale prices of Parent Common Stock on the NYSE, as reported by Bloomberg Financial Markets or such other service as the parties may agree in writing, over the ten (10) consecutive trading days immediately preceding the third trading day before the Closing.
     “Parent SEC Documents” is defined in Section 4.2(f).
     “Permit” means any federal, state, provincial, local or foreign permit, license, variance, exemption, order, franchise and approval of a Governmental Entity.

     “Permitted Liens” means (a) Liens for Taxes, assessments or similar governmental charge not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained by the applicable party on their books in accordance with GAAP, (b) mechanic’s, workmen’s, landlord’s, operator’s, materialmen’s, maritime or other similar Liens with respect to amounts not yet due and payable or which are being contested in good faith by appropriate proceedings with adequate reserves with respect thereto maintained on the applicable Person’s books in accordance with GAAP and (c) purchase money Liens incurred in connection with the acquisition of assets permitted under Section 5.1(a)(vii).
     “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.
     “Personal Property” means all machinery, equipment, furniture, fixtures and other tangible or intangible personal property used by a Person to carry on its business as presently conducted.
     “Proxy Statement / Prospectus” means the proxy statement and prospectus that are part of the Registration Statement to be mailed to the stockholders of the Company in connection with the Stockholder Meeting.
     “Registration Statement” means the Registration Statement on Form S-4 (or such successor form as shall then be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered by Parent under the Securities Act and to be sent to the stockholders of the Company in connection with the Stockholder Meeting, including any amendments or supplements thereto.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “SOX” is defined in Section 4.1(g).
     “Stockholder Meeting” means the special meeting of the Company’s stockholders convened for the purpose of obtaining Company Stockholder Approval.
     a “Subsidiary” of any Person means any corporation, partnership, association, joint venture, limited liability company or other entity in which such Person owns more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of directors or other governing body of such other legal entity.
     “Superior Proposal” is defined in Section 9.2(c).
     “Surviving Company” is defined in Section 2.1.
     “Tax” or “Taxes” shall mean (a) all taxes of any kind, including, without limitation, those on or measured by or referred to as federal, state, local or foreign income, gross receipts, property, sales, use, ad valorem, franchise, profits, license, withholding, payroll, alternative or added minimum, employment, estimated, excise, transfer, severance, stamp, occupation, premium, value added, or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, (b) any transferee or secondary liability in respect of any tax, and (c) any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.
     “Tax Return” means any return, declaration, report, statement, other document or information required to be filed with any Governmental Entity with respect to Taxes and any Claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.
     “Warrants” is defined in Section 4.1(c).
ARTICLE 2
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, the Company shall be merged with and into Merger Sub at the Effective Time (as defined below). Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.
     Section 2.2 Effective Time. At or as soon as practicable following the Closing, the parties shall file a certificate of merger or other appropriate documents with the Secretary of State of Delaware with respect to the Merger executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such other time as Parent, Merger Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
     Section 2.3 Effects of The Merger. The Merger shall have the effects specified in the DGCL.
     Section 2.4 Certificate of Incorporation and Bylaws.
          (a) The Certificate of Incorporation of Merger Sub, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable law; provided, however, that the Certificate of Merger shall contain a provision pursuant to which the Certificate of Incorporation of the Surviving Corporation shall be amended to change the name of the Surviving Corporation to “Warrior Energy Services Corporation” effective as of the Effective Time.
          (b) The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

     Section 2.5 Officers. The officers of the Company at the Effective Time shall be the officers of the Surviving Company and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     Section 2.6 Further Assurances. If at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations to the Merger or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its appropriate officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations to the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporation and otherwise to carry out the purposes of this Agreement.
     Section 2.7 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP, 201 St. Charles Avenue, Suite 5100, New Orleans, Louisiana, at 9:00 a.m., New Orleans time, no later than the third business day after the day on which the last of the conditions set forth in Article 7 shall have been fulfilled or waived (other than those conditions that by their terms cannot be satisfied until the Closing) or at such other time and place as Parent, Merger Sub and the Company shall agree.
ARTICLE 3
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT COMPANIES;
EXCHANGE OF CERTIFICATES
     Section 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any of the Company Shares, the following shall occur:
          (a) Cancellation of Treasury Shares. All Company Shares that are owned directly or indirectly by the Company as treasury stock shall be canceled, and no consideration shall be delivered in exchange therefor.
          (b) Conversion of Company Shares. Subject to the provisions of Sections 3.1(a), 3.1(c), 3.1(d) and 3.4, each Company Share issued and outstanding immediately prior to the Effective Time (excluding Company Shares cancelled pursuant to Section 3.1(a)) shall be converted into the right to receive (collectively, the “Merger Consideration”):
     (i) $14.50 in cash; and
     (ii) .452 shares of Parent Common Stock.

All such Company Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive certain dividends and other distributions as contemplated by Section 3.3, the Cash Consideration, shares of Parent Common Stock and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such Certificate in accordance with Section 3.2.
          (c) Treatment of Company Stock Options.
               (i) Prior to the Effective Time, the Company shall cause each Company Class A Stock Option to be vested and shall cancel each such Company Class A Stock Option immediately prior to the Effective Time for consideration payable by Parent at or as promptly as practicable following the Closing equal to the Company Class A Option Value, and all such options shall terminate immediately prior to the Effective Time. The Company Class A Option Value with respect to each Company Stock Option shall be paid as follows: $14.50 of the Company Class A Option Value shall be paid in cash and the remainder of the Company Class A Option Value shall be paid in shares of Parent Common Stock. The number of shares of Parent Common Stock to be paid in respect of the Company Class A Stock Options shall be determined by dividing (i) the amount of the Class A Option Value to be paid in the form of Parent Common Stock by (ii) the Parent Common Stock Closing FMV.
               (ii) Prior to the Effective Time, the Company shall cause each Company Class B Stock Option to be vested and shall cancel each such Company Class B Stock Option immediately prior to the Effective Time for consideration payable by Parent at or as promptly as practicable following the Closing equal to the Company Class B Option Value, and all such options shall terminate immediately prior to the Effective Time. The Company Class B Option Value with respect to each Company Stock Option shall be paid in shares of Parent Common Stock. The number of shares of Parent Common Stock to be paid in respect of the Company Class B Stock Options shall be determined by dividing (i) the amount of the Class B Option Value to be paid by (ii) the Parent Common Stock Closing FMV.
               (iii) The Board of Directors of the Company (or an appropriate committee thereof) shall adopt such resolutions or take such other actions as may be required prior to the Effective Time to cause all restrictions on the then outstanding Company Restricted Stock Units to lapse as of immediately prior to the Effective Time and to cause the Company Shares issuable upon vesting of the outstanding Company Restricted Stock Units to be issued immediately prior to the Effective Time. Each holder of Company Restricted Stock Units shall be treated as a holder of Company Shares issued and outstanding as of immediately prior to the Effective Time.
               (iv) As of the Effective Time, except as provided in this Section 3.1, all rights under any Company Stock Option or Company Restricted Stock Unit and any provision of any Company Stock Plans providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall ensure that, as of and after the Effective Time, except as provided in this Section 3.1, no Person shall have any rights under any Company Stock Plan.

               (v) Any amounts payable pursuant to this Section 3.1(c) shall be subject to any required withholding of taxes and shall be paid without interest.
          (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by dissenting stockholders of the Company (the “Dissenting Stockholders”) who shall have perfected dissenters’ rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration (but instead shall be converted into the right to receive payment from the Surviving Company with respect to such Dissenting Shares in accordance with the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Stockholder’s rights to appraisal under the DGCL. If any such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s rights to appraisal of such Company Shares under the DGCL, such Dissenting Stockholder’s Company Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive, upon surrender as provided above, the Merger Consideration for the Certificate or Certificates that formerly evidenced such Company Shares. The Company shall, prior to the Effective Time, use all reasonable efforts to give Parent and Merger Sub prompt notice of any written demands for payment of the fair value of any Company Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL received by the Company relating to stockholders’ rights of appraisal. Except with the prior written consent of Parent and Merger Sub, the Company shall not voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands.
     Section 3.2 Surviving Company to Make Certificates Available.
          (a) Exchange of Certificates. The Company and Parent shall authorize American Stock Transfer & Trust Company (or such other Person or Persons as shall be reasonably acceptable to the Company and Parent) to act as exchange agent hereunder (the “Exchange Agent”). As soon as practicable after the Effective Time, the Surviving Company shall deposit with the Exchange Agent for the benefit of the holders of certificates which immediately prior to the Effective Time represented Company Shares (the “Certificates”), the Cash Consideration and certificates representing the shares of Parent Common Stock (such Cash Consideration and shares of Parent Common Stock, together with any dividends or distributions with respect thereto payable as provided in Section 3.3, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 3.1(c) in exchange for outstanding Company Shares.
          (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail or deliver to each holder of record of a Certificate whose shares were converted pursuant to Section 3.1 into shares of Parent Common Stock a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual and proper delivery of the Certificates to the Exchange Agent and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration and certificates representing shares of Parent Common Stock and shall be in such form and contain such other provisions as the Company and Parent may reasonably specify).

Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration and a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to this Article 3, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.2, each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the Cash Consideration, the certificate representing the appropriate number of shares of Parent Common Stock, cash in lieu of fractional shares, if any, as provided in Section 3.4 and certain dividends and other distributions as contemplated by Section 3.3.
     Section 3.3 Dividends; Transfer Taxes. No dividends or other distributions that may be declared on or after the Effective Time on Parent Common Stock or are payable to the holders of record thereof on or after the Effective Time will be paid to Persons entitled by reason of the Merger to receive certificates representing Parent Common Stock until such Persons surrender their Certificates, as provided in Section 3.2, and no Cash Consideration or cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.4 until such holder of such Certificate shall so surrender such Certificate. Subject to the effect of applicable law, there shall be paid to the record holder of the certificates representing such Parent Common Stock (a) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of such Parent Common Stock and having a record date on or after the Effective Time and a payment date prior to such surrender and (b) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the Person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.
     Section 3.4 No Fractional Shares. No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article 3, and no Parent dividend or other distribution or stock split or combination shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Parent. In lieu of any such fractional shares, each holder of Company Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Shares then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part of a share and the average closing sale price of Parent Common Stock on the New York Stock Exchange, as reported by Bloomberg Financial Markets or such other service as the parties may agree in writing, for the ten (10) consecutive trading days immediately preceding the third trading day before the Closing.
     Section 3.5 Return of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company who have not theretofore complied with this Article 3 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. None of the Company, Parent, Merger Sub or the Surviving Company shall be liable to any holder of Company Shares for shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
     Section 3.6 Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender of Certificates for exchange in accordance with the terms hereof (including any cash paid pursuant to Sections 3.3 or 3.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares, subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distribution with a record date prior to the Effective Time which may have been declared or made by the Company on Company Shares in accordance with the terms of this Agreement.
     Section 3.7 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Company, they shall be canceled and exchanged as provided in this Article 3.
     Section 3.8 Withholding Rights. Parent and Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of the Company Shares, Company Stock Options or Company Restricted Stock Units pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of Federal, state or local tax law. To the extent amounts are so withheld and paid over to the appropriate taxing authority by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Company Shares, Company Stock Options or Company Restricted Stock Units in respect of which such deduction and withholding was made by Parent.
     Section 3.9 Adjustments.
          (a) Stock Split, Stock Dividend, Recapitalization. Notwithstanding anything contained in this Article III to the contrary (but without limiting the covenants set forth in Article V hereof), if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall be changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction, then the exchange ratio provided for in Section 3.1(b)(ii), the Company Class A Option Value and the Company Class B Option Value shall be appropriately and proportionately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction.
          (b) Merger. In the event that, prior to the Effective Time, Parent shall consummate a merger, consolidation, share exchange or other reorganization, or any other transaction pursuant to which the holders of Parent Common Stock receive or become entitled to receive securities, cash or other assets or any combination thereof, each holder of Company Shares as of immediately prior to the Effective Time shall be entitled to receive at the Effective Time for each Company Share, the amount of cash included in the Merger Consideration plus the amount of securities, cash or other assets that such holder would have been entitled to receive or become entitled to receive had such holder been the record holder of the number of shares of Parent Common Stock issuable to such holder of Company Shares pursuant to Section 3.1(b) had the Effective Time occurred immediately prior to the consummation of such transaction.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Representations and Warranties of The Company. The Company represents and warrants to Parent and Merger Sub as follows:
          (a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the operation of its business or the ownership or leasing of its properties makes such qualification necessary, except to the extent the failure of the Company to be so qualified and in good standing would not, or could not reasonably be expected to, have a Material Adverse Effect on the Company.
          (b) Subsidiaries. The Company has no Subsidiaries and does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any other Person.
          (c) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 35,000,000 Company Shares, of which (i) 11,076,265 shares are issued and outstanding, and 2,500,000 shares of preferred stock, $0.0005 par value per share, of which none have been issued or are outstanding, (ii) 664,074 Company Shares are reserved for issuance upon the exercise of outstanding Company Stock Options, (iii) 33,500 Company Shares are reserved for issuance upon the exercise of outstanding warrants to purchase Company Shares (the “Warrants”) and (iv) 347,929 Company Shares are reserved for issuance upon the vesting of outstanding Company Restricted Stock Units. As of the Effective Time, the Warrants shall have been repurchased by the Company, terminated or amended to the reasonable satisfaction of Parent. The Company Shares are listed on Nasdaq. Section 4.1(c) of the Company Disclosure Schedule sets forth an accurate and complete list and brief description (including, if applicable, the exercise price) of all outstanding or authorized Warrants, Company Stock Options and Company Restricted Stock Units. Except for the Warrants, Company Stock Options or Company Restricted Stock Units or except as otherwise set forth in Section 4.1(c) of the

Company Disclosure Schedule, there are no other securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding Company Shares are, and all Company Shares issuable upon the exercise of any outstanding Company Stock Options or Warrants or vesting of Company Restricted Stock Units will be when issued in accordance with their terms thereunder, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 4.1(c) of the Company Disclosure Schedule, no capital stock has been issued by the Company since the Company Balance Sheet Date, other than Company Shares issued pursuant to the exercise of Warrants or Company Stock Options or vesting of Company Restricted Stock Units outstanding on or prior to such date in accordance with their terms. There are not as of the date of this Agreement any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company, and there will be no such agreements at the Effective Time.
          (d) Authority. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining Company Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that (i) such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity.
          (e) Non-Contravention. Except as set forth in Section 4.1(e) of the Company Disclosure Schedule, and except for the GE Loans, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien on, any of the properties or assets of the Company under, any provision of (i) the Company Charter Documents, (ii) any Material Contract or license or permit applicable to the Company or any of its properties or assets or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its properties or assets, except for such violations, conflicts, losses, defaults, rights, accelerations or Liens that do not or could not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (f) Governmental Approvals. Except as set forth in Section 4.1(f) of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 or 14 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of Delaware with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (iv) filings or notices required by the rules of Nasdaq and (v) those consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, do not or could not reasonably be expected to (A) impair the ability of the Company to perform its obligations hereunder or prevent or delay the consummation of the transactions contemplated by this Agreement or, (B) individually or in the aggregate, have a Material Adverse Effect on the Company.
          (g) Company SEC Documents.
               (i) As of their initial effective dates (in the case of registration statements filed under the Securities Act) or filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act (as applicable) and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (the “Company Financial Statements”) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). Management of the Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for preparing the Company’s SEC filings and other public disclosure by the Company and that are effective to ensure that the Company is otherwise in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (“SOX”) and the applicable listing standards of Nasdaq. Except as set forth in Section 4.1(g) of the Company Disclosure Schedule, the management of the Company (i) has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and (ii) has disclosed, based on its most recent evaluation of its internal controls over financial reporting, to the Company’s outside auditors (A) all significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has disclosed to Parent in writing prior to the date hereof all disclosures described in clauses (A) and (B) of the immediately preceding sentence.
               (ii) The chief executive officer and chief financial officer of the Company have made all certifications (without qualification or exception to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the date hereof and as of the date of the Closing as if required to be made as of such dates pursuant to, SOX and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are true and correct. Neither the Company nor its officers have received any notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.
          (h) Accounts Receivable. All of the accounts receivable reflected on the Company Balance Sheet or created thereafter (i) have arisen only from bona fide transactions in the ordinary course of business, (ii) represent valid obligations owing to the Company thereof, (iii) except as may be reserved against in the Company Financial Statements (or the Company’s accounting records as such reserves may be adjusted consistent with past practice for operations and transactions through the Effective Time) or set forth on Schedule 4.1(h) of the Company Disclosure Schedule, are subject to no material valid counterclaims or setoffs, and (iv) have been accrued in accordance with GAAP. Section 4.1(h) of the Company Disclosure Schedule sets forth a summary listing of all accounts receivable of the Company as of the date specified therein and reflects receivables aged less than 90 days from the date of invoice as a group and sets forth all receivables aged more than 90 days individually by customer, invoice and amount.
          (i) Absence of Certain Changes or Events. Except as set forth in Section 4.1(i) of the Company Disclosure Schedule, since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and as permitted by Article 5, and there has not been, except as permitted pursuant to Section 5.1:
               (i) any event, occurrence, circumstance or development that has had, or could reasonably be expected to have, a Material Adverse Effect with respect to the Company;
               (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company’s capital stock or any repurchase, redemption or other acquisition by the Company of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company;
               (iii) any amendment of any term of any outstanding security of the Company that would increase the obligations of the Company under such security;

               (iv) (A) any incurrence or assumption by the Company of any indebtedness for borrowed money, or (B) any guaranty, endorsement or other incurrence or assumption of liability, whether directly, contingently or otherwise, by the Company for the obligations of any other Person;
               (v) any creation or assumption by the Company of any Lien on any material asset of the Company, other than Permitted Liens;
               (vi) any making of any loan, advance or capital contribution to or investment in any Person by the Company other than loans, advances, capital contributions or investments, in each case not exceeding $50,000 or to the Company;
               (vii) (A) any Material Contract entered into by the Company on or prior to the date hereof, or (B) any (i) modification, amendment, assignment, in a manner adverse to the Company, or (ii) termination or relinquishment by the Company, of any Material Contract or other material contract, license or other right (including any insurance policy naming it as a beneficiary or loss payable payee), in each case except with respect to the execution and delivery of this Agreement;
               (viii) (A) any granting by the Company to any director, officer or key employee of the Company of any increase in compensation, (B) any granting by the Company to any such director, officer or key employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the Company Balance Sheet Date, or (C) any entry by the Company into any employment, severance or termination agreement with any such director, officer or key employee;
               (ix) any damage, destruction or loss suffered or incurred by the Company not covered by insurance that has or reasonably could be expected to exceed $500,000;
               (x) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP; or
               (xi) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1.
          (j) No Undisclosed Liabilities. As of the date hereof, except (a) as specifically disclosed or provided for in Section 4.1(j) of the Company Disclosure Schedules or in the Company Balance Sheet and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date, the Company has not incurred any liabilities or obligations of any nature (contingent or otherwise) that would or could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.
          (k) No Default. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute such a default or violation) of any term, condition or provision of (i) the Company Charter Documents, or (ii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company except in the case of clause (ii) for such defaults or violations that do not or could not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (l)  State Takeover Statutes; Corporate Approvals.
               (i) Neither this Agreement, the Merger nor any of the other transactions contemplated hereby is subject to the requirements of any moratorium, control share, fair price, affiliate transaction, business combination or other anti-takeover laws and regulations of any jurisdiction, including without limitation, Section 203 of the DGCL.
               (ii) The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended adoption and approval of this Agreement and the Merger by the stockholders of the Company and the transactions contemplated thereby.
               (iii) The Company’s Board of Directors has received a written opinion from Simmons & Company International to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of Company Shares is fair, from a financial point of view, to the holders of the Company Shares. True and complete copies of such opinion have been given to Parent.
               (iv) Except for the adoption of the Merger by holders of at least a majority of the outstanding Company Shares (the “Company Stockholder Approval”), no consent or other vote of the stockholders of the Company is required by applicable law, the Company Charter Documents or otherwise in order for the Company to consummate the Merger and the other transactions contemplated hereby.
          (m) Litigation. Except as set forth in Section 4.1(m) of the Company Disclosure Schedule, (i) there are no pending, or to the Company’s Knowledge, threatened, Claims against or involving the Company, (ii) neither the Company nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity and (iii) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company, in each case, which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.
          (n) Employee Benefit Matters.
               (i) Section 4.1(n)(i) of the Company Disclosure Schedule contains a complete and correct list of all Company Benefit Plans. With respect to each Company Benefit Plan, to the extent applicable: (A) the plan is in compliance in all material respects with the Code, ERISA, HIPAA, all other applicable laws, and the regulations thereunder, including all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA; (B) the appropriate Form 5500s have been timely filed; (C) there has been no transaction described in Section 406 or Section 407 of ERISA or Section 4975 of the Code unless exempt under Section 408 of ERISA or Section 4975 of the Code, as applicable; (D) there is no issue pending nor any issue resolved adversely to the Employer which may subject the Employer to the payment of a penalty, interest, Tax or other amount, (E) each Company Benefit Plan can be unilaterally terminated or amended by the Employer; (F) all contributions or other amounts payable by the Employer as of the Effective Time with respect to each Company Benefit Plan have either been paid or accrued in the most recent Company Financial Statements; and (G) there are no pending or, to the Company’s Knowledge, threatened or anticipated Claims (other than routine Claims for benefits), by, on behalf of, against or relating to any Company Benefit Plan or their related trusts, the plan sponsor, the plan administrator, or any fiduciary of such plan.
               (ii) With respect to each Company Benefit Plan, the Company has made available to Parent true and correct copies of each of the following documents, to the extent applicable: (A) the Company Benefit Plan document(s), including but not limited to, trust agreements, insurance policies, service agreements and formal and informal amendments to each (or if the Company Benefit Plan is not a written agreement, a description thereof); (B) the most recent annual Form 5500 reports filed with the IRS, with all required attachments; (C) all “top-hat” statements filed with the Department of Labor pursuant to Department of Labor Regulation Section 2520.104-23; (D) the most recent IRS opinion letter or determination letter; (E) all notices the IRS, Department of Labor, or any other governmental agency or entity issued to the Company within the four (4) years preceding the date of this Agreement; and (F) the most recent summary plan description and summaries of material modifications thereof.
               (iii) Since September 1, 2000, the Employer has not maintained, had any obligation to contribute to, or incurred any liability with respect to a pension plan that is or was subject to Title IV of ERISA or Section 412 of the Code or made or been obligated to make or reimbursed or been obligated to reimburse another employer for, contributions to any multiemployer plan (as defined in Section 3(37) of ERISA). During the last six years, the Employer has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No employee or former employee of the Employer nor dependent of any such employee or former employee (or beneficiary of either) is, by reason of such employee’s or former employee’s employment, entitled to receive any benefits subject to reporting under Statement of Financial Accounting Standards No. 106, other than as required by Section 4980B of the Code or other applicable law.
               (iv) Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified under currently operative provisions of the Code and nothing has occurred, or is reasonably be expected to occur, to cause the loss of such qualified status.
               (v) Except as set forth in Section 4.1(n)(v) of the Company Disclosure Schedule, the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as termination of employment), will not accelerate the time of payment of any contribution to a Company Benefit Plan, accelerate vesting under a Company Benefit Plan, increase benefits or the amount of compensation directly or indirectly due any Person from the Employer, or materially increase the cost of any Company Benefit Plan.

               (vi) With respect to any Company Benefit Plan, no notice has been issued by any Governmental Entity questioning or challenging compliance with ERISA, the Code, HIPAA, or other applicable laws, none of the Company Benefit Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity, and no matters are pending under the IRS Employee Plans Compliance Resolution System or any successor or predecessor program.
               (vii) No assets of any Company Benefit Plan are invested in employer securities (as defined in Section 407(d)(1) of ERISA) or employer real property (as defined in Section 407(d)(2) of ERISA).
               (viii) Except as disclosed in Section 4.1(n)(viii) of the Company Disclosure Schedule, no Company Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code. The Employer has complied in all material respects and in good faith with all requirements of Section 409A of the Code. No Company Benefit Plan provides a payment or gross-up for any Taxes that may be imposed for failure to comply with the requirements of Section 409A of the Code.
          (o) Taxes.
               (i) All Tax Returns required to be filed by or on behalf of the Company have been duly filed and such Tax Returns (including all attached statements and schedules) are true, complete and correct in all material respects. Except as set forth in Section 4.1(o) of the Company Disclosure Schedule, all Taxes due have been paid in full on a timely basis, and the Company has made adequate provision in its financial statements for payment of all Taxes anticipated to be payable in respect of all periods or portions thereof ending on or before the date hereof.
               (ii) Except as set forth in Section 4.1(o) of the Company Disclosure Schedule, the Company has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes and Taxes pursuant to Section 1441 or 1442 of the Code), and has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.
               (iii) The Company has furnished or made available to Parent true and complete copies of: (i) all federal and state income and franchise tax returns of the Company for all periods beginning on or after January 1, 2002, and (ii) all tax audit reports, work papers, statements of deficiencies, closing or other agreements received by the Company or on any of their behalf relating to Taxes for all periods beginning on or after January 1, 2002.
               (iv) Except as disclosed in Section 4.1(o) of the Company Disclosure Schedule:
                    (A) None of the Tax Returns of the Company have ever been audited by a Governmental Entity, nor is any such audit in process, pending or, to the Knowledge of the Company, threatened (formally or informally) except with respect to Tax

Returns where audits have been concluded or for periods for which the applicable statutes of limitations have not run.
                    (B) No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or, to the Knowledge of the Company, are expected to be asserted with respect to Taxes of the Company, and no notice (either formal or informal) has been received by the Company that any of them has not filed a Tax Return or paid Taxes required to be filed or paid by it.
                    (C) The Company is not a party to any pending Proceeding for assessment or collection of Taxes, nor has such Proceeding been asserted or, to the Knowledge of the Company, threatened (either formally or informally), against it or any of its assets.
                    (D) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company, has been given by or requested from the Company.
                    (E) The Company has not agreed, nor are any of them required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.
                    (F) The Company has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local income tax provisions.
                    (G) The Company has neither made nor is bound by any election under Section 197 of the Code.
               (v) The Company is not an investment company. For purposes of the immediately preceding sentence, the term “investment company” means a regulated investment company, a real estate investment trust, or a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment. In making the 50% and the 80% determinations under the preceding sentence, stock and securities in any subsidiary corporation will be disregarded and the parent corporation will be deemed to own its ratable share of the subsidiary’s assets.
               (vi) Following the Merger, the Surviving Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts used by the Company to pay Merger expenses and all redemptions and distributions made by the Company in connection with the Merger must be included as assets of the Company immediately prior to the Merger.
               (vii) Neither the Company, nor to the Company’s Knowledge, any of its Affiliates, has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(c) of the Code.

          (p) No Excess Parachute Payments. Except as set forth in Section 4.1(p) of the Company Disclosure Schedules, no amount that could be paid (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement to any Person who is properly characterized as a “disqualified individual” (as such term is defined by the IRS in proposed Treasury Regulation section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or other Company Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in section 280G(b)(1) of the Code).
          (q) Environmental Matters. Except as set forth in Section 4.1(q) of the Company Disclosure Schedule or as do not or could not reasonably be expected to have a Material Adverse Effect on the Company:
               (i) The Company holds, and is in compliance with and has been in compliance with, all Environmental Permits required under applicable Environmental Laws for the operation or use of its assets and properties or the conduct of its business, and is otherwise in compliance and has been in compliance with all applicable Environmental Laws.
               (ii) There are no existing or, to the Knowledge of the Company, proposed requirements under Environmental Laws that will require the Company to make any capital improvements to its assets or properties or make other expenditures to remain in compliance with Environmental Laws.
               (iii) Since January 1, 2004, the Company has not received any Environmental Claim, nor, to the Company’s Knowledge, has any Environmental Claim been threatened against the Company.
               (iv) The Company has not entered into or agreed to, nor is the Company subject to any outstanding judgment, decree, order or consent arrangement with any governmental authority under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials.
               (v) Except pursuant to the terms of customary provisions contained in master service agreements, real property leases, and similar agreements to which the Company is a party, there are no agreements with any Person pursuant to which the Company would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such Person, or alleged violation by or other liability or expense of such Person, arising out of any Environmental Law.
               (vi) There are no other circumstances or conditions that are reasonably likely to result in the assertion of any Environmental Claim against the Company or any other claim, civil or criminal penalties or corrective action against the Company under any Environmental Laws.
               (vii) The Company has provided Parent with copies of all environmental audits, assessments or other evaluations, if any, of the Company or any of its assets, properties or business operations.

Notwithstanding the generality of the representations and warranties in this Agreement, this Section 4.1(q) will be deemed to contain the only representations and warranties of the Company with respect to Environmental Laws and Environmental Claims.
          (r) Compliance with Laws; Permits. The Company holds all material Permits necessary or applicable to the conduct of business or the ownership of its assets. The Company is in compliance with the terms of each Permit held by it in all material respects. The Company has not received notice of any revocation or modification of any such Permit. The Company has not violated or failed to comply with in any material respect any statute, law, ordinance, regulation or rule of any Governmental Entity, or any arbitration award or any judgment, decree or order of any Governmental Entity, applicable to the Company or its business, assets or operations. No investigation or review by any Governmental Entity with respect to the Company is pending or, to the Knowledge of the Company, threatened.
          (s) Contracts and Agreements.
               (i) Section 4.1(s) of the Company Disclosure Schedule contains an accurate and complete list and brief description (including the names of the parties and the date and nature of the agreement) of each Material Contract to which the Company is a party, or to which any of its properties or assets are subject as of the date hereof. Parent has been provided a complete and accurate copy of each Material Contract. Each Material Contract is a legal, valid, binding and enforceable obligation of the Company, except as (A) such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity, whether considered in a proceeding at law or in equity.
               (ii) The Company is not in material breach of or default under (and, to the Knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would constitute such a breach or default) any Material Contract, and no party to any Material Contract has given the Company written notice of or made a Claim with respect to any breach or default under any such Material Contract, except for such breaches or defaults that, individually or in the aggregate, do not or could not reasonably be expected to have a Material Adverse Effect on the Company.
          (t) Customers and Suppliers. Section 4.1(t) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of the top twenty (20) customers and suppliers of the Company based on the aggregate payments made to and by the Company, respectively, since December 31, 2004. To the Knowledge of the Company, except to the extent in as could not reasonably be expected to have a Material Adverse Effect on the Company: (i) no customer listed on Section 4.1(t) of the Company Disclosure Schedule has terminated or intends to terminate, limit or reduce its or their business relations with the Company and (ii) no supplier listed on Section 4.1(t) of the Company Disclosure Schedule intends to (A) cease selling such products, materials or services to such Company, (B) limit or reduce such sales to such Company or (C) materially alter the terms or conditions of such sales.
          (u) Real Properties.

               (i) Section 4.1(u)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all real property owned by the Company (collectively, the “Company Owned Properties”). The Company has good and marketable title in fee simple to all Company Owned Properties. Except for Liens arising under the GE Loans, none of the Company Owned Properties is subject to any Liens, except for (A) Liens that collateralize indebtedness that is reflected in the Company Financial Statements and (B) Permitted Liens.
               (ii) Section 4.1(u)(ii) of the Company Disclosure Schedule sets forth an accurate and complete list of all Leases with respect to all real properties in which the Company has a leasehold, subleasehold, or other occupancy interest (the “Company Leased Properties”). Complete and accurate copies of all such Leases and all amendments thereto have been provided to Parent. All of the Leases for the Company Leased Properties are valid and effective against the Company that are party thereto in accordance with their respective terms, except as (A) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity, whether considered in a proceeding at law or in equity.
               (iii) The Company has not received written notice that the Company is in material breach of or default (and, to the Knowledge of the Company, no event has occurred, that, with due notice or lapse of time or both, would constitute such a breach or default) under any Lease.
               (iv) No Company Leased Property is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of any Company Leased Property or any portion thereof other than the Company.
          (v) Personal Properties.
               (i) The Company has good and marketable title to all material Personal Property owned by the Company, free and clear of all Liens except for (A) Liens that collateralize indebtedness that is reflected in the Company Financial Statements and (B) Permitted Liens.
               (ii) The Company holds valid leaseholds in all of the material Personal Property leased by it, which leases are enforceable against the Company in accordance with their respective terms, except as (A) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity, whether considered in a proceeding at law or in equity.
               (iii) The Company is not in breach of or default (and, to the Knowledge of the Company, no event has occurred that, with due notice or lapse of time or both, would constitute such a lapse or default) under any lease of any material item of Personal Property leased by it.
               (iv) The Personal Property now owned, leased or used by the Company is sufficient and adequate to carry on its business as presently conducted and the operating condition and the state of repair thereof is sufficient to permit the Company to carry on its business as presently conducted in all material respects.
          (w) Intellectual Property. Section 4.1(w) of the Company Disclosure Schedule contains an accurate and complete list of all Intellectual Property used or held for use by the Company in the conduct of its business and operations. The Company owns, or is licensed or otherwise has the right to use, all such Intellectual Property. The use of such Intellectual Property by the Company in its current operations does not constitute an infringement of any valid Intellectual Property of any other Person except for such infringements that do not, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company’s Knowledge, no other Person is infringing on the Company’s Intellectual Property, except for such infringements that do not, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Claims are pending or, to the Company’s Knowledge, threatened asserting that the Company is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.
          (x) Labor Matters.
               (i) The Company is not a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees nor is any such contract being negotiated.
               (ii) There is no material unfair labor practice charge or complaint pending nor, to the Knowledge of the Company, threatened, with regard to employees of the Company.
               (iii) There is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect, or, to the Knowledge of the Company, threatened against the Company.
               (iv) As of the date hereof, no representation question exists, nor are there any campaigns being conducted to solicit cards from the employees of the Company to authorize representation by any labor organization.
               (v) The Company is not a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of the Company.
               (vi) The Company has not incurred any liability under, and the Company has complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability of the Company under such Act.
               (vii) The Company is in compliance in all material respects with all applicable material agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees.

               (viii) There is no Claim pending or, to the Knowledge of the Company, threatened in any forum by any Governmental Entity, by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging any material breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company pending, or, to the Knowledge of the Company, threatened.
               (ix) There is no ongoing or pending proceeding or investigation relating to the Company under, and the Company has not received any notice of a violation by the Company of, the Occupational Safety and Health Act of 1970 and the regulations promulgated thereunder.
               (x) Except as does not or could not reasonably be expected to have a Material Adverse Effect on the Company, the Company is in compliance in all respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and there is no Claim pending or, to the Knowledge of the Company threatened, by any current or former director, officer, employee or agent of the Company for indemnification from the Company (A) pursuant to the Company Charter Documents (B) as provided in any indemnification agreement to which the Company is a party; or (C) pursuant to applicable law.
               (xi) There are no worker’s compensation Claims pending or threatened against the Company other than Claims (A) which are fully covered by insurance or state self-insurance plans or (B) for which adequate accruals have been made in the Company Balance Sheet.
               (xii) Section 4.1(x)(xii) of the Company Disclosure Schedule contains an accurate and complete list of all salaried employees of the Company and set forth opposite the name of each such employee is the annual salary of such employee as of the date hereof.
          (y) Registration Statement; Proxy Statement / Prospectus. None of the information to be supplied by the Company for inclusion in the Registration Statement and the Proxy Statement / Prospectus contained therein, and any amendments or supplements thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (i) at the respective times such documents are filed, (ii) in the case of the Proxy Statement / Prospectus, at the time the Proxy Statement / Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company, at the time of the Stockholder Meeting and at the Effective Time, and (iii) in the case of the Registration Statement, when it becomes effective under the Securities Act.
          (z) Insurance. Section 4.1(z) of the Company Disclosure Schedule contains an accurate and complete list and summary description of the Company’s directors’ and officers’ liability insurance and primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker’s compensation, in effect as of the date hereof. The Company maintains insurance coverage reasonably adequate for the operation of its business as presently conducted and the ownership of its assets (taking into account the cost and availability of such insurance). All of the insurance policies maintained by the Company are in full force and effect and sufficient to cover any pending or, to the Company’s Knowledge, expected Claims of the Company thereunder.
          (aa) Transactions with Certain Persons. Except as set forth on Section 4.1(aa) of the Company Disclosure Schedule, no director, officer or employee of the Company is presently a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the furnishing of services by or the rental of real or personal property from any such Person or from any of its Affiliates.
          (bb) Propriety of Past Payments. Since January 1, 2000, neither the Company, nor any director, officer, agent, or employee of the Company, nor any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, whether in money, property or services either (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate or (D) in violation of any applicable law, except, in each case, for (1) with respect to gifts and entertainment made or provided while the Company’s Code of Ethics was in effect, those made in compliance with the Company’s Code of Ethics and applicable law and (2) with respect to gifts and entertainment made or provided while the Company’s Code of Ethics was not in effect, in compliance with applicable law and within the norms of the oilfield service industry; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.
          (cc) Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company, other than Simmons & Company International (or its Affiliate), the fees and expenses of which will be paid by the Company.
     Section 4.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:
          (a) Organization; Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted. Each of Parent and Merger Sub is duly qualified to do business and in good standing in each jurisdiction in which the nature of their business or the ownership of their respective properties makes such qualification necessary except to the extent that the failure of Parent or Merger Sub to be so qualified or in good standing would not, or could not reasonably be expected to, have a Material Adverse Effect on Parent or Merger Sub.

          (b) Capital Structure.
               (i) As of the date hereof, the authorized capital stock of Parent consists of 125,000,000 shares of Parent Common Stock, of which 79,829,020 are issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which none have been issued or are outstanding. As of the date of this Agreement, 3,859,665 shares of Parent Common Stock are reserved for issuance by Parent pursuant to options or stock awards granted under Parent’s stock plans. The outstanding shares of Parent Common Stock are listed on the NYSE. All outstanding shares of capital stock of Parent are, and all such shares of the Parent Common Stock issuable upon the exercise of stock options or stock awards will be, when issued thereunder, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for options described above, as of the date hereof, there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which Parent is a party, or by which Parent is bound, obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.
               (ii) The shares of Parent Common Stock to be issued in the Merger will, when issued, be duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock, and not subject to any preemptive rights created by statute, the Parent Charter Documents, or any agreement to which Parent is a party or is bound.
               (iii) As of the date hereof, all of the issued and outstanding shares of capital stock of Merger Sub are owned by Parent. Merger Sub was formed solely for the purpose of participating in the Merger, and as of the date hereof, has no assets and has conducted no activities other than in connection with the Merger.
          (c) Authority. Each of Parent and Merger Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity.
          (d) Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter Documents or any provision of the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or their respective properties or assets or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Parent, Merger Sub or any of their respective properties or assets, except for such violations, conflicts, losses, defaults, rights, accelerations or Liens that do not, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either Parent or Merger Sub.
          (e) Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub or any of their Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing by Parent of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 or 14 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing with the SEC and acceleration of effectiveness of the Registration Statement, (iv) filings in Delaware by Merger Sub in connection with the Merger, (v) filings or notices required by the rules of the NYSE and (v) those consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not reasonably be expected to (A) impair the ability of Parent or Merger Sub to perform their respective obligations hereunder or prevent or delay the consummation of the transactions contemplated by this Agreement or, (B) individually or in the aggregate, have a Material Adverse Effect on Parent or Merger Sub.
          (f) Parent SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2004 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the “Parent SEC Documents”). As of their effective dates (in the case of registration statements) or filing dates (in the case of all other SEC documents), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). There is no liability or obligation of any kind, whether accrued, absolute, determined, determinable or otherwise, of Parent or any

Subsidiary of Parent that is required by GAAP to be reflected or reserved against or otherwise disclosed in the most recent financial statements of Parent included in the Parent SEC Documents which is not so reflected or reserved against that individually or in the aggregate would have a Material Adverse Effect on Parent. Management of Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for preparing Parent’s SEC filing and other public disclosure by Parent and that are effective to ensure that Parent is otherwise in compliance in all material respects with the applicable provisions of SOX and the applicable listing standards of the NYSE. The management of Parent (i) has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) has disclosed, based on its most recent evaluation of its internal controls over financial reporting, to Parent’s outside auditors (A) all significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Parent has disclosed to the Company in writing prior to the date hereof all disclosures described in clauses (A) and (B) of the immediately preceding sentence.
          (g) Absence of Material Adverse Change. Since the date of the most recent balance sheet included in the Parent SEC Documents, there has not been any event, occurrence, circumstance or development that has had, or could reasonably be expected to have, a Material Adverse Effect with respect to Parent or Merger Sub.
          (h) Parent Stockholder Approval. No stockholder action on the part of Parent is required for approval or adoption of this Agreement and the transactions contemplated hereby.
          (i) Registration Statement; Proxy Statement / Prospectus. None of the information to be supplied by Parent or Merger Sub for inclusion in the Registration Statement and the Proxy Statement / Prospectus contained therein, and any amendments or supplements thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (i) at the respective times such documents are filed, (ii) in the case of the Proxy Statement / Prospectus, at the time the Proxy Statement / Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company, at the time of the Stockholder Meeting and at the Effective Time, and (iii) in the case of the Registration Statement, when it becomes effective under the Securities Act.
          (j) Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or

Merger Sub, including any fee for any opinion rendered by any investment banker, other than Johnson Rice & Company, L.L.C., the fees and expenses of which will be paid by Parent.
          (k) Litigation. There are no Claims pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries having, or could reasonably be expected to have any such effect.
          (l) Cash Consideration. The Parent has arranged to have available by the Closing, sufficient funding to enable it to pay the cash portion of the Merger Consideration.
          (m) Tax Matters. Neither Parent, nor to Parent’s Knowledge, any of its Affiliates, has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(c) of the Code.
          (n) Historic Business. Parent and Merger Sub will continue the Company’s historic business or will use a significant portion of the Company’s historic business assets in a business within the meaning of Treas. Reg. Sec. 368-1(d).
ARTICLE 5
COVENANTS RELATING TO CONDUCT OF BUSINESS
     Section 5.1 Conduct of Business of The Company.
          (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time (except as set forth in Section 5.1(a) of the Company Disclosure Schedule, as consented to in advance by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), or as otherwise specifically contemplated by the terms of this Agreement), the Company shall carry on its business in the usual, regular and ordinary course, and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company, in each case consistent with past practice, to the end that its goodwill and ongoing business shall be unimpaired to the fullest extent possible at the Effective Time. Without limiting the generality of the foregoing, except as set forth in Section 5.1(a) of the Company Disclosure Schedule, and except as consented to in advance by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), or as otherwise expressly contemplated by this Agreement, prior to the Effective Time the Company shall not:
               (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except in connection with Company Stock Options or Company Restricted Stock Units in effect as of the date of this Agreement;
               (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any of the Company’s capital stock (other than the issuance of Company Shares upon the exercise of Company Stock Options or the vesting of Company Restricted Stock Units in effect as of the date of this Agreement in accordance with their respective terms) or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock;
               (iii) amend the Company Charter Documents;
               (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that would be material, individually or in the aggregate, to the Company, except purchases of supplies and inventory in the ordinary course of business consistent with past practice, and equipment within the Capital Budget;
               (v) sell, lease, mortgage, pledge, grant a Lien (other than Permitted Liens) on or otherwise encumber or dispose of any of its properties or assets, except (A) in the ordinary course of business consistent with past practice or (B) in a transaction or series of related transactions involving less than $500,000 in the aggregate;
               (vi) (A) except for borrowings under the GE Loans, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company;
               (vii) make or incur any capital expenditure other than (A) in amounts and for the purposes set forth in the most recent capital budget of the Company included in Section 5.1(a)(vii) of the Company Disclosure Schedules (the “Capital Budget”) or (B) any single capital expenditure in excess of $250,000 or any capital expenditures in the aggregate in excess of $500,000;
               (viii) make any material election relating to Taxes;
               (ix) pay, discharge or satisfy any Claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the Company Balance Sheet or incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices;

               (x) subject to Section 9.2, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;
               (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;
               (xii) enter into any collective bargaining agreement;
               (xiii) change any accounting principle used by it, except as required by regulations promulgated by the SEC or the Financial Accounting Standards Board;
               (xiv) (A) enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee, except that, the Company may hire additional employees to the extent deemed by its management to be in the best interests of the Company; provided, that the Company may not enter into any employment or severance agreement or any deferred compensation arrangement with any such additional employees, (B) adopt any new benefit plan, program or arrangement that would be a Company Benefit Plan or amend any existing Company Benefit Plan (other than amendments required by law or to maintain the tax qualified status of such plans under the Code), (C) grant any increases in employee compensation, other than (1) in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices) or (2) such increases in compensation and benefits necessary, in the reasonable opinion of the Company, to avoid the loss of key personnel between the date of this Agreement and the Effective Date; provided that the total compensation package made available to any employee after any such modifications made pursuant to this Section 5.1(a)(xiv)(C)(2) is consistent with industry practice and the current pay structure of the Company or (D) grant any stock options or stock awards; or
               (xv) authorize any of, or commit or agree to take any of, the foregoing actions.
          (b) Other Actions. The Company shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect.
     Section 5.2 Conduct of Business of Parent and Merger Sub.
          (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time (except as consented to in advance by the Company in writing (such consent not to be unreasonably withheld, conditioned or delayed), or as otherwise specifically contemplated by the terms of this Agreement), Parent and Merger Sub shall not, without the prior written consent of the Company:
               (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

               (ii) amend the Parent Charter Documents; or
               (iii) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution.
          (b) Other Actions. Parent and Merger Sub shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of Parent and Merger Sub set forth in this Agreement becoming untrue in any material respect.
ARTICLE 6
ADDITIONAL AGREEMENTS
     Section 6.1 Registration Statement; Stockholder Approval.
          (a) Preparation of Registration Statement. As promptly as reasonably practicable after the execution and delivery of this Agreement, Parent and the Company shall prepare and file with the SEC the Registration Statement, including the Proxy Statement / Prospectus contained therein. Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Parent shall take such action (other than qualifying to do business in any state or jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the registration and qualification of shares of Parent Common Stock to be issued in the Merger. The Company shall furnish all information concerning the Company and the holders of Company Shares as may be reasonably required or requested by Parent in connection with such actions and the preparation of the Registration Statement. The Company shall cause the Proxy Statement / Prospectus to be mailed to its stockholders as promptly as practicable after the Registration Statement shall have become effective under the Securities Act. The respective parties will cause the Proxy Statement / Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the Proxy Statement / Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the parties shall also promptly provide each other party copies of all written correspondence received from the SEC and summaries of all oral comments received from the SEC in connection with the transactions contemplated by this Agreement. Each of the parties shall promptly provide each other party with drafts of all correspondence intended to be sent to the SEC in connection with the transactions contemplated by this Agreement and allow each such party the opportunity to comment thereon prior to delivery to the SEC.
          (b) Stockholder Meeting. As promptly as practicable after the date on which the Registration Statement becomes effective under the Securities Act, the Company shall take all actions necessary to duly call, give notice of, convene, and hold a special meeting of its stockholders (the “Stockholder Meeting”) for the purpose of obtaining Company Stockholder Approval. The Board of Directors of the Company shall, subject to its fiduciary obligations to the Company’s stockholders under applicable law as advised by counsel, (i) recommend to the stockholders of the Company that they vote in favor of the adoption of this Agreement, (ii) use its reasonable efforts to solicit from the stockholders of the Company proxies in favor of such adoption, and (iii) take all other action reasonably necessary to secure a vote of the stockholders of the Company in favor of such adoption.
          (c) Parent Comfort Letter. Following receipt by KPMG LLP, Parent’s independent auditors, of an appropriate request from the Company pursuant to SAS No. 72, Parent shall use all reasonable efforts to cause to be delivered to the Company a letter of KPMG LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for “cold comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement / Prospectus.
          (d) Company Comfort Letter. Following receipt by Grant Thornton LLP, the Company’s independent auditors, of an appropriate request from Parent pursuant to SAS No. 72, the Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Grant Thornton, LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Parent, in form and substance satisfactory to Parent and customary in scope and substance for “cold comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement /Prospectus.
     Section 6.2 Access to Information.
          (a) Access. During the period from the date hereof to the Effective Time, the parties shall, and shall cause their respective officers, employees, counsel, financial advisors and other representatives to, afford to the other party, and such other party’s accountants, counsel, financial advisors and other representatives, reasonable access to the such party’s properties, books, contracts, commitments and records for the purpose of conducting such inspections and evaluations, including environmental inspections and assessments, as such other party deems appropriate, and, during such period, the parties shall, and shall cause each of their respective officers, employees, counsel, financial advisors and other representatives to, furnish promptly to the other party all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request so as to afford such other party a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of such party as such other party may reasonably desire to make. The parties agree to advise the other party of all material developments with respect to such party and its assets and liabilities.
          (b) Confidentiality. Information furnished by one party to the other party or parties shall be subject to the terms and conditions of the Confidentiality Agreement.

     Section 6.3 Reasonable Efforts; Notification.
          (a) Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and (v) obtaining arrangements for refinancing any indebtedness of, or obtaining any new financing for, Parent, Merger Sub or the Surviving Company as the same may be required or reasonably necessary or appropriate, as reasonably determined by Parent, in connection with the transactions contemplated by this Agreement, including, without limitation, to facilitate payment of the Cash Consideration.
          (b) Notification. The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.
          (c) HSR Matters. Each of the parties hereto shall cooperate in good faith and take all actions reasonably necessary or appropriate to file with the Federal Trade Commission and the Department of Justice a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the parties agrees to use reasonable best efforts to expeditiously and diligently prosecute to a favorable conclusion such filing and to promptly respond to any request for additional information issued pursuant to the HSR Act. The Company, Parent and Merger Sub shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Entity in connection with antitrust or related matters. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall (1) give the other prompt notice of any Claim commenced or threatened by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other informed as to the status of any such Claim or threat, and (3) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Except as may be prohibited by any Governmental Entity or by applicable law and subject to existing confidentiality obligations to third Persons, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act. In addition, except as may be prohibited by any Governmental Entity or by applicable law, in connection with any Claim under or relating to the HSR Act or any other similar Claim, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will permit authorized representatives of the other to be present at each meeting or conference relating to any such Claim and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Claim.
     Section 6.4 Indemnification and Insurance.
          (a) From and after the Effective Time, Parent shall indemnify, defend and hold harmless each Person who is now or who becomes prior to the Effective Time, a director of the Company (but, with respect to such Persons, only to the extent, if any, the Company would have been permitted to do so as of the date hereof) (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director of the Company. Parent shall advance promptly reasonable litigation expenses incurred by such Company Indemnified Parties in connection with investigating, preparing and defending any action arising out of such acts or omissions; provided the Company Indemnified Parties provide Parent with the written undertaking described under Section 145(e) of the DGCL. Any Indemnified Party wishing to claim indemnification under this Section 6.4, upon learning of any such claim, action, suit, proceeding or investigation, promptly shall notify the Company (or after the Effective Time, Parent), but the failure so to notify shall not relieve a party from any liability that it may have under this Section 6.4, except to the extent such failure materially prejudices such party. Parent shall have the right to assume the defense thereof. If Parent does not assume the defense, the Company Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Company Indemnified Parties. The Company Indemnified Party shall cooperate in the defense of any such matter. Parent shall not be liable for any settlement effected without Parent’s prior written consent, which consent shall not be unreasonably withheld. The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Company Indemnified Party, his or her heirs, executors and representatives.
          (b) The Surviving Company shall maintain the Company’s existing officers’ and directors’ liability insurance policy (“D&O Insurance ”) for a period of at least six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that the Surviving Company may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further, that the aggregate amount of premiums to be paid with respect to the maintenance of such D&O Insurance for such six-year period shall not exceed $1,000,000.
     Section 6.5 Fees and Expenses. Except as provided in Article 9, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that all fees and expenses incurred in connection with the filings and related matters under the HSR Act and the costs of printing and mailing the Proxy Statement / Prospectus shall be borne equally by Parent and the Company.
     Section 6.6 Public Announcements. Parent and Merger Sub on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from stockholders, respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with the NYSE or Nasdaq without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.
     Section 6.7 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person or other legal administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.
     Section 6.8 Benefit Matters.
          (a) To the extent service is relevant for purposes of eligibility, participation or vesting or receipt of benefits under a welfare benefit plan (but not the accrual of benefits under a retirement plan) under any employee benefit plan, program or arrangement established or maintained by Parent or a Subsidiary of Parent in which Business Employees may participate, such Business Employees shall be credited for service accrued as of the Effective Time with the Company to the extent such service was credited under a similar plan, program or arrangement of the Company.
          (b) To the extent Business Employees and their dependents enroll in any health plan sponsored by Parent or a Subsidiary of Parent, Parent shall waive any preexisting condition limitation applicable to such Business Employees to the extent that the employee’s or dependent’s condition would not have operated as a preexisting condition under the group health plan maintained by the Company. In addition, Parent shall cause such health plans (i) to waive all preexisting condition exclusions and waiting periods otherwise applicable to Business Employees and their dependents, other than exclusions or waiting periods that are in effect with respect to such individuals as of the Effective Time to the extent not satisfied, under the corresponding benefit plans of the Company, and (ii) to provide each Business Employee and his or her dependents with corresponding credit for any co-payments and deductibles paid by them under the corresponding benefit plans of the Company during the portion of the respective plan year prior to the Effective Time.
          (c) With respect to the 401(k) accounts of those Business Employees who become eligible to participate in Parent’s 401(k) plan after the Effective Time, Parent agrees to take one or more of the following actions: (i) to establish an arrangement under which such Business Employees are provided with payroll withholding for purposes of repaying any loan that is outstanding under the Company’s 401(k) plan as of the Effective Time; (ii) to permit such Business Employees to voluntarily transfer or roll over their accounts (including loans) from the Company’s 401(k) plan to Parent’s 401(k) plan; or (iii) to cause Parent’s 401(k) plan to accept a direct trustee-to-trustee transfer of assets from the Company’s 401(k) plan into Parent’s 401(k) plan, including any outstanding loans, on behalf of such Business Employees. Parent and the Company agree that they shall take all actions necessary, including the amendment of their respective plans, to effect the actions selected by Parent under the preceding sentence.
          (d) The Company and Parent shall cooperate with each other in all reasonable respects relating to any actions to be taken pursuant to this Section 6.8.
     Section 6.9 Affiliate Agreements; Tax Treatment.
          (a) The Company shall identify in a letter to Parent all Persons who are, on the date hereof, “affiliates” of the Company, as such term is used in Rule 145 under the Securities Act. The Company shall use reasonable best efforts to cause its respective affiliates to deliver to Parent not later than 10 days prior to the date of the Stockholder Meeting, a written agreement substantially in the form attached as Exhibit A, and shall use commercially reasonable efforts to cause Persons who become “affiliates” after such date but prior to the Closing Date to execute and deliver agreements at least 5 days prior to the date of the Closing.
          (b) Each party shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.
ARTICLE 7
CONDITIONS PRECEDENT
     Section 7.1 Conditions to Each Party’s Obligation to Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Effective Time of the following conditions:
          (a) Stockholder Approval. Company Stockholder Approval shall have been obtained as set forth in Section 4.1(l)(iv).
          (b) HSR Act. Any applicable waiting periods under the HSR Act shall have expired or been terminated.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.
          (d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been instituted or threatened.
          (e) Tax Opinion. Parent and the Company shall have each received an opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. reasonably satisfactory to Parent and the Company, dated on or about the date that is two days prior to the date the Proxy Statement / Prospectus is first mailed to stockholders of the Company, to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be reaffirmed by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. at the Closing.
     Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Merger Sub:
          (a) Obligations. Company shall have performed in all material respects all obligations to be performed by it under this Agreement at or prior to the Effective Time.
          (b) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Effective Time (provided that such representations and warranties that are by their express provisions made as of a specific date shall be true and correct only as of such date), (ii) each of the representation and warranties of the Company that are not so qualified shall be true and correct in all material respects as of the Effective Time (provided that such representations and warranties that are not so qualified and that are by their express provisions made as of a specific date shall be true and correct in all material respects only as of such date), and (iii) Parent shall have received a certificate of the chief executive officer and chief financial officer of the Company as to the satisfaction of the foregoing condition.
          (c) Material Adverse Change. There shall not have occurred a Material Adverse Change to the Company.
          (d) Dissenters’ Rights. The number of Dissenting Shares shall not exceed ten percent (10%) of the total outstanding Company Shares.
          (e) Certifications. The Company shall have furnished Parent with a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company approving this Merger Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the stockholders of the Company and a certified copy of a proposal duly adopted by the holders of at least fifty percent of the outstanding Company Shares approving the Merger Agreement and the transactions contemplated hereby.
     Section 7.3 Condition to Obligations of The Company. The obligation of the Company to effect the Merger is subject to satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:
          (a) Obligations. Parent and Merger Sub shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Effective Time.
          (b) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Effective Time (provided that such representations and warranties that are by their express provisions made as of a specific date shall be true and correct only as of such date), (ii) each of the representation and warranties of Parent and Merger Sub that are not so qualified shall be true and correct in all material respects as of the Effective Time (provided that such representations and warranties that are not so qualified and that are by their express provisions made as of a specific date shall be true and correct in all material respects only as of such date), and (iii) the Company shall have received a certificate of the chief executive officer and chief financial officer of Parent as to the satisfaction of the foregoing condition.
          (c) Material Adverse Change. There shall not have occurred a Material Adverse Change to Parent.
          (d) Certifications. Parent and Merger Sub shall have furnished the Company with certified copies of resolutions duly adopted by the respective boards of directors or duly authorized committees thereof of Parent and Merger Sub approving this Agreement and the consummation of the Merger and the transactions contemplated hereby.
          (e) NYSE Listing. The shares of Parent Common Stock issuable in the Merger shall have been approved for listing on the NYSE.
ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:
          (a) by mutual written consent of Parent and the Company, or by mutual action of their respective Boards of Directors;
          (b) by either Parent or the Company:

               (i) if Company Stockholder Approval shall not have been obtained upon a vote at a duly held at the Stockholder Meeting or at any adjournment thereof;
               (ii) if the Merger shall not have been consummated on or before March 1, 2007, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree or ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of the stockholders of the Company called to adopt this Agreement; or
               (iii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
          (c) by the Company in accordance with, and subject to, the provisions of Section 9.2;
          (d) by Parent, if (i) the Company breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.1 or 7.2 and (B) cannot be or has not been cured in all material respects within 30 days following receipt of written notice of such breach (a “Company Breach”), or (ii) the Company Stockholder Approval is not obtained on or before March 1, 2007;
          (e) by the Company, if Parent or Merger Sub breaches any of their respective representations or warranties herein or fails to perform in any material respect any of their respective covenants, agreements or obligations under this Agreement, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.1 or 7.3 and (ii) cannot be or has not been cured in all material respects within 30 days following receipt of written notice of such breach;
          (f) by Parent if (i) the Board of Directors of the Company shall have withdrawn or modified, in any manner which is adverse to Parent, its recommendation or approval or adoption of the Merger or this Agreement and the transactions contemplated hereby or shall have publicly resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal or any transaction described in the definition of Acquisition Proposal, or shall have publicly resolved to do so, (iii) a tender offer or exchange offer for the outstanding shares of the Company’s capital stock then representing 20% or more of the combined power to vote generally for the election of directors of the Company is commenced, and the Company’s Board of Directors does not, within the applicable period required by law, recommend that the stockholders of the Company not tender their shares into such tender offer or exchange offer, or (iv) the Company shall have materially breached any of its obligations under Section 9.2; or

          (g) by Parent or the Company if either the chief executive officer or the chief financial officer of the Company or Parent, respectively, shall have failed to provide the necessary certifications when due as required under SOX.
     Section 8.2 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.4 or an extension or waiver pursuant to Section 8.5 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors.
     Section 8.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Parent, Merger Sub or the Company, or any director, officer, employee or stockholder thereof, other than the confidentiality provisions of Sections 6.2(b) and the provisions of Sections 4.1(cc), 4.2(j), 8.3, 9.3 and Article 10; provided, however, that any such termination shall not limit or relieve a party’s liability or obligation for damages suffered by the other party hereto as a result of such party’s willful breach of any representation, warranty or covenant in this Agreement and all rights and remedies of such non-breaching party under this Agreement in the case of any such breach, at law or in equity, shall be preserved.
     Section 8.4 Amendment. This Agreement may be amended by the parties at any time before or after Company Stockholder Approval is obtained; provided, however, that no amendment to this Agreement shall be made that by law requires further approval by the stockholders of either Parent or the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     Section 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE 9
SPECIAL PROVISIONS AS TO CERTAIN MATTERS
     Section 9.1 Takeover Defenses of The Company. The Company shall take such action as may be necessary or required to cause any anti-takeover provisions contained in the Company Charter Documents or afforded to the Company by applicable law to become or remain inapplicable to the Merger and the other transactions contemplated by this Agreement.
     Section 9.2 No Solicitation.

          (a) The Company shall not, and shall not authorize any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of, the Company (“Company Representatives”) to, and shall instruct the Company Representatives not to, and use its reasonable best efforts to cause the Company Representatives not to, and on becoming aware of will take all reasonable actions to stop any such Person from continuing to, directly or indirectly, (i) solicit, initiate or encourage or otherwise intentionally facilitate (including by way of furnishing information) the making of any Acquisition Proposal (as defined below), (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that in the case of this clause (iii), to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by the members thereof, after consultation with outside legal counsel, the Company may at any time prior to Company Stockholder Approval (the “Applicable Period”), but not thereafter if the Merger is approved thereby, and subject to the Company providing written notice to Parent of its decision to take such action in response and only in response to an Acquisition Proposal received without any initiation, encouragement, discussion or negotiation by the Company or any Company Representative and without contravention by the Company or any of its Representatives of this Section 9.2(a)), (A) furnish information to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in the Confidentiality Agreement and otherwise enter into discussions and negotiations with such Person or group as to any Acquisition Proposal that the Board of Directors of the Company determines in good faith has the good faith intent to proceed with negotiations that are reasonably likely to lead to a Superior Proposal (as defined in Section 9.2(c)) such Person or group has made and (B) in the event that the Board of Directors is unable to determine whether such Acquisition Proposal is a Superior Proposal, make inquiry of such Person or group of such information as would enable the Board of Directors to determine whether or not such Acquisition Proposal constitutes a Superior Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by the Company or any Company Representative, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. The Company immediately shall cease and shall cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted prior to the date hereof by the Company or any Company Representatives with respect to any Acquisition Proposal existing on the date hereof. The Company promptly will notify Parent of the pendency of any negotiations respecting, or the receipt of, any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means (i) any proposal, other than a proposal by Parent or any of its Affiliates, for a merger or other business combination involving the Company, (ii) any proposal or offer, other than a proposal or offer by Parent or any of its Affiliates, to acquire from the Company or any of its Affiliates in any manner, directly or indirectly, twenty percent (20%) or more of the equity interest in the Company, twenty percent (20%) or more of the voting securities of the Company or twenty percent (20%) or more of the assets of the Company, or (iii) any proposal or offer, other than a proposal or offer by Parent or any of its Affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 20% of the outstanding Company Shares.
          (b) Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Sections 8.1(a), 8.1(b), 8.1(c), 8.1(e) or 8.1(g), (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; provided, however, that subject to the following sentence, in the event the Board of Directors of the Company receives an Acquisition Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof after consultation with outside legal counsel), it determines to be a Superior Proposal, the Board of Directors of the Company may withdraw or modify its approval or recommendation of this Agreement or the Merger and may terminate this Agreement, in each case at any time after midnight on the third business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) advising Parent that the Board of Directors of the Company has received an Acquisition Proposal which it has determined to be a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the party making such Superior Proposal. Notwithstanding the foregoing, Parent shall have the right, prior to the expiration of the third business day following its receipt of a Notice of Superior Proposal to agree to amend the terms of this Agreement such that they are no less favorable than the terms of such Superior Proposal. The Company may only terminate this Agreement pursuant to the second sentence of this Section 9.2(b) prior to the date of the Stockholder Meeting and following payment to Parent of the fee set forth in Section 9.3(a). Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act following the Company’s receipt of an Acquisition Proposal or from making any disclosure to the Company’s stockholders required by applicable law.
          (c) For purposes of this Agreement, a “Superior Proposal” means any bona fide Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all or substantially all of the Company Shares then outstanding or all or substantially all the assets of the Company, which a majority of the disinterested members of the Board of Directors of the Company determines in its good faith reasonable judgment (after consultation with its outside legal counsel and financial advisors) is (i) reasonably likely to be consummated taking into account the Person making such Acquisition Proposal and all legal, financial, regulatory and other relevant aspects of such Acquisition Proposal, and (ii) more favorable to the Company’s stockholders from a financial point of view than the Merger and which it intends to recommend that the stockholders of the Company approve.

     Section 9.3 Fee and Expense Reimbursements.
          (a) The Company shall pay Parent a fee in immediately available funds of $11.5 million (the “Company Termination Fee”) prior to or simultaneously with:
               (i) the termination of this Agreement by the Company as permitted by Section 9.2(b);
               (ii) the termination of this Agreement following (i) the Board of Directors of the Company having taken any of the actions set forth in clause (i) or (ii) of Section 9.2(b) and, (ii) within two business days of taking any such action, the Board of Directors of the Company has not reinstated its recommendation of this Agreement or withdrawn its approval or recommendation or both of any such Acquisition Proposal;
               (iii) the termination of this Agreement by Parent as permitted by Section 8.1(f)(iv);
          (b) Subject to Section 9.3(c), if within 365 days after the date of this Agreement any of the events described in subsections (i) — (iii) below occurs and Parent terminates or has terminated this Agreement under the circumstances described in Section 9.3(c), the Company shall promptly pay to Parent (and no later than one (1) business day after the first to occur of any of the events described in subsections (i) — (iii) below) an amount equal to the Company Termination Fee:
               (i) a transaction is consummated, which transaction, if offered or proposed, would constitute an Acquisition Proposal; provided, that all references in the definition of Acquisition Proposal to 20% shall be deemed references to 50% for purposes of this Section 9.3(b)(i);
               (ii) a definitive agreement (the execution and delivery of which has been authorized by the Board of Directors of the Company) that would if consummated constitute an Acquisition Proposal is entered into; provided, that all references in the definition of Acquisition Proposal to 20% shall be deemed references to 50% for purposes of this Section 9.3(b)(ii); or
               (iii) (A) any Person acquires beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company then representing 50% or more of the combined power to vote generally for the election of directors, and (B) the Company’s Board of Directors has taken any action for the benefit of such person, that facilitates the acquisition by such person or group of such beneficial ownership.
          (c) The Company Termination Fee shall be payable pursuant to Section 9.3(b) only if Parent terminates or has terminated this Agreement (i) as permitted by Section 8.1(b)(ii) or Section 8.1(d), in each case at a time when a Company Breach exists as a result of a willful act or omission by the Company or (ii) as permitted by Section 8.1(f)(iii) at a time that an Acquisition Proposal is pending.
ARTICLE 10
GENERAL PROVISIONS
     Section 10.1 Survival. The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time. The covenants and agreements of the parties hereto shall survive the Effective Time without limitation (except those which, by their terms, contemplate a shorter survival period).
     Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to Parent or Merger Sub to:
Superior Energy Services, Inc.
1105 Peters Road
Harvey, Louisiana 70058
Telephone: (504) 362-4321
Facsimile: (504) 362-1818
Attention: Terence E. Hall
with a copy to:
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Ave., 51st Floor
New Orleans, Louisiana 70170
Telephone: (504) 582-8000
Facsimile: (504) 582-8012
Attention: William B. Masters
(b)	if to the Company, to:
Warrior Energy Services Corporation
100 Rosecrest Lane
Columbus, Mississippi 39701
Telephone: (662) 329-1047
Facsimile: (662) 329-1089
Attention: William L. Jenkins

with copies to:
Rosen, Cook, Sledge, Davis, Shattuck & Oldshue, P.A.
2121 Jack Warner Parkway
Tuscaloosa, Alabama 35401
Facsimile: (205) 469-2404
Attention: James J. Sledge
and
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002
Facsimile: (713) 229-2713
Attention: John D. Geddes
     Section 10.3 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The words “hereof”, “herein” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
     Section 10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules hereto and the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Section 6.4 and 6.8, are not intended to confer upon any Person other than the parties any rights or remedies hereunder.
     Section 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign its rights and obligations under this Agreement to a direct or indirect wholly-owned Subsidiary of Parent; provided that such Subsidiary assumes all of Merger Sub’s obligations hereunder and such assignment shall not relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 10.8 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any district court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal district court sitting in the State of Delaware in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than such a federal or state court.
     Section 10.9 Attorney’s Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.
     Section 10.10 Performance by Merger Sub. Parent hereby agrees to cause Merger Sub to comply with its obligations under this Agreement.
     Section 10.11 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
[Signatures appear on the following page.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SUPERIOR ENERGY SERVICES, INC.
By:	/s/ Terence E. Hall
Name:	Terence E. Hall
Title:	Chairman of the Board and Chief Executive Officer

SPN ACQUISITION SUB, INC.
By:	/s/ Terence E. Hall
Name:	Terence E. Hall
Title:	Chairman of the Board and Chief Executive Officer

WARRIOR ENERGY SERVICES CORPORATION
By:	William L. Jenkins
Name:	William L. Jenkins
Title:	President and Chief Executive Officer